SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2006 (September 12, 2006)

COWEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52048	84-1702964
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1221 Avenue of the Americas
New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 562-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

In connection with the compensation arrangements for the Directors discussed in Item 5.02 below, attached hereto as Exhibit 99.1 is a form of the Director Award Agreement entered into with each independent Director.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 12, 2006, the Company’s Board of Directors voted to expand the board to not more than eight directors, elected five new independent directors, and accepted the resignation of Christopher A. White, an internal director.  Mr. White retains his other executive roles within the Company.  As a result of these actions, Cowen Group, Inc. now has six independent directors on its Board, plus Kim S. Fennebresque, who serves as Chairman, Chief Executive Officer and President.

The new directors are Steven Kotler, Vice Chairman of the private equity firm of Gilbert Global Equity Partners, Jeffrey Kurzweil, Partner of the law firm of Venable LLP, Philip B. Pool, Jr., Managing Director of middle market leveraged buyout firm Willis Stein & Partners, L. Thomas Richards, MD, an emergency medicine physician at California’s Alameda County Medical Center, Highland Hospital, and John E. Toffolon, Jr., a private investor and financial services consultant.

Messrs. Kotler and Pool will serve as Class III directors whose term will expire at the annual meeting of stockholders in 2007.  Messrs. Kurzweil and Toffolon will serve as Class II directors whose term will expire at the annual meeting of stockholders in 2008.  Mr. Richards joins current directors Kim Fennebresque and Charles W.B. Wardell as a Class I director, whose term will expire at the annual meeting of stockholders in 2009.

Steven Kotler will serve as chairman of the Board’s Corporate Governance Committee and as a member of the Audit Committee.  Prior to joining Gilbert Global in 2000, Mr. Kotler was the Chief Executive Officer and President of Schroder & Co.  Mr. Kotler was with Schroder & Co. and its predecessor firm, Wertheim & Co., for 27 years.

Jeffrey Kurzweil will serve as chairman of the Board’s Nominating Committee and as a member of the Governance Committee.  Mr. Kurzweil focuses his practice at Venable on public policy and government relations at the federal, state and local levels.  He has over 30 years of legal, public policy, and government relations experience, and he has been recognized as one of the top lawyer-lobbyists in Washington, D.C.

Philip Pool, Jr. will serve on the Board’s Audit and Compensation and Benefits Committees.  Prior to joining Willis Stein & Partners in 2001, Mr. Pool served in the Investment Banking Group of Credit Suisse First Boston Corporation as Managing Director.  Previously, Mr. Pool co-founded and headed the Private Fund Group at Donaldson, Lufkin & Jenrette Securities Corporation.

L. Thomas Richards will serve on the Board’s Nominating and Governance Committees.  Dr. Richards graduated from Harvard Medical School.  He has prior investment banking experience with Lazard Freres & Co. and UBS Securities.

John Toffolon will serve as chairman of the Board’s Audit Committee and as a member of the Compensation and Benefits Committee.  Mr. Toffolon’s previous experience includes nearly eight years at Nomura Holding America, Inc. and Nomura Securities International, Inc., where he served as Executive Managing Director and Chief Financial Officer, Chief Administrative Officer, and a member of both Boards of Directors.

Charles Wardell will serve as chairman of the Board’s Compensation and Benefits Committee and as a member of the Nominating Committee.  Mr. Wardell is currently Managing Director of Korn/Ferry International’s New York office and Head of the Northeast Region.

Part of each non-executive director’s compensation for their service through the next annual shareholders’ meeting will include $25,000 in Restricted Stock Units valued as of the close of business on September 13, 2006.  The Restricted Stock Units are vested and not subject to forfeiture, but, except in the event of death, the underlying shares of Cowen Group, Inc. will not be delivered to the holder for at least one year from the date of grant.

A copy of the Company’s press release relating to these Board changes is attached hereto as Exhibit 99.2.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Form of Director Award Agreement

99.2	Press Release, dated September 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2006	COWEN GROUP, INC.

/s/ Christopher A. White
	By:	Christopher A. White
	Title:	Vice President